THIS SETTLEMENT AGREEMENT made as of the June 22, 2009.

AMONG:

BROWNSTONE VENTURES (US) INC., a corporation duly incorporated under the laws of the State of Delaware

(herein called "Brownstone US ")

-and-

BROWNSTONE VENTURES INC. a corporation duly incorporated under the laws of the Province of Ontario

(herein called ("Brownstone Canada")

-and-

DEJOUR ENTERPRISES LTD. a corporation duly incorporated under the laws of British Columbia

(herein called ('Dejour Canada")

-and-

DEJOUR ENERGY (USA) CORP., a corporation duly incorporated under the laws of the State of Nevada

(herein called "Dejour US")

WHEREAS Brownstone US and Dejour US entered into a Loan Agreement (the "Loan Agreement") dated June 18th, 2008 in the amount of US$4,000,000 (Four million U.S. dollars 00/100) (the "Loan"), which has a current outstanding balance of US$3,780,000 (Three million seven-hundred and eighty thousand U.S. dollars 00/100), excluding accrued interest. Dejour US shall pay all interest accrued on the existing loan op to the effective date of the new Loan.

AND WHEREAS Brownstone US and Dejour US have agreed to cancel the Loan Agreement by converting US$2,000,000 (Two million U.S. dollars 00/100) to both common shares of Dejour Canada ("Shares") and share purchase warrants of Dejour Canada ("Warrants") and to amend the terms and conditions of the remaining balance of the loan, in the amount of US$1,780,000 by amending its provisions on the terms and conditions set out hereinafter;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and for other good and valuable consideration and the payment of ten dollars ($10.00) by each

hereto hereby covenant and agree each with the other as follows:

TERMS OF SETTLEMENT AGREEMENT

1. The loan between Dejour US and Brownstone US will be cancelled;

2. As settlement for US$2,000,000 loan, Dejour Canada shall issue 6,666,667 (Six million six-hundred and sixty-six thousand six-hundred and sixty-seven) fully paid Shares of Dejour Canada, with a deemed value of US$0.30 per share and 3,333,333 (Three million three-hundred and thirty-three thousand three-hundred and thirty-three) Warrants ("Five Year Warrants") of Dejour Canada exercisable for five years from date of this agreement at CDN $0.55 per share;

3. As settlement for the balance of the Loan, in the amount of US$1,780,000 (One million seven-hundred and eighty-thousand U.S. dollars 00/100), Dejour Canada will issue Brownstone Canada, a promissory note in Canadian dollars ("New Loan"), based on the Canadian equivalent of US$1,780,000 (One million seven-hundred and eighty-thousand U.S. dollars 00/100) using the Bank of Canada closing rate on June 30, 2009. The New Loan will bear interest at the rate of 12% per annum, calculated and payable at the end of each calendar quarter;

4. As further consideration for Brownstone Canada granting the New Loan, Dejour Canada will grant Brownstone Canada 2,000,000 (Two million) Warrants ("Two Year Warrants") with an exercise price of CDN $0.50, expiring two years from the date of this agreement. Dejour Canada may provide 14 days notice to Brownstone to accelerate the expiry date of the Two Year Warrants, should the Dejour Canada closing share price on the TSX be greater or equal to CDN $0.80 each day during any 30 calendar day period.

5. The New Loan is due on July 1, 2010. Dejour Canada may re-pay any amount of the Loan and interest (together, the "Obligations") at any time prior to the due date without penalty;

6. All shares and warrants contain a four-month holding period from the date of this agreement. Upon the exercise of warrants, Dejour Canada may be required to include an "Rule 144 US Legend", which restricts the resale of shares in accordance with the US securities law.

7. Upon request by Brownstone Canada, Dejour US will execute a general security agreement ("GSA") over the asset of Dejour US, substantially in the substantial form of GSA in the original loan between Dejour US and Brownstone US.

8. Two Year Warrants cannot be exercised if the exercise will result in Brownstone Canada becoming a "Control Person", as defined under the Securities Act of British Columbia.

NOTICE

9. (a) Any notice or any other communication which is hereunder required must be in writing and transmitted by fax or hand delivered:

to Brownstone Canada and Brownstone USA:

Brownstone Ventures (US) Inc.
The Exchange Tower
130 King Street West
Suite 2500
Toronto, Ontario
M5X 1A9

Fax: (416) 941-1090

to Dejour USA:

Dejour Energy (Energy) USA Corp.
1401 17th Street, Suite 300
Denver, CO. 80202.

Fax: (604) 638-5051

To Dejour Canada:

Dejour Enterprises Ltd.
Suite 1100-808 West Hastings Street
Vancouver BC V6C 2X4

Fax: (604) 648-5051

or, with respect to each party, to any other address or fax number that may be designated by a party by a written notice given to the other party.

(b) the notices or communications provided for in subparagraph 6(a) above shall be presumed to have been received the day they are sent, if delivered by hand or if transmitted by fax during normal business hours; failing this, the fax transmission shall be deemed to have been received the next business day in the jurisdiction of the recipient.

GENERAL

10. The headings of the paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

11. Words referring to one gender shall include reference to any other gender.

12. The parties to this Agreement undertake toward each other to make, do or execute, at any time, any deed, thing or document necessary or useful to give full effect to this Agreement.

13. No modification or amendments to this Agreement shall be valid and binding unless set forth in writing and duly executed by all parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give same and, unless otherwise provided, shall be limited to the specific breach waived.

14. Time is of the essence in this Agreement.

15. This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

16. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

17. This Agreement may be executed by the parties hereto at different times and in different places without the parties hereto being in each other's presence.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate on the date first above written.

SIGNED, SEALED and DELIVERED
in the presence of

BROWNSTONE VENTURES (US) INC.

Per:____________________

BROWNSTONE VENTURES INC.

Per:____________________

DEJOUR ENERGY (USA) CORP.

Per:____________________

DEJOUR ENTERPRISES LTD.

Per:____________________